Exhibit 10.33

FORM OF

RESOLUTE ENERGY CORPORATION

CASH-SETTLED STOCK APPRECIATION RIGHT GRANT AGREEMENT

(Non-Employee Directors)

This Cash-Settled Stock Appreciation Right Grant Agreement (Non-Employee Directors) (this “Agreement”) between RESOLUTE ENERGY CORPORATION (the “Corporation”) and [__] (“Participant”) is dated as of _______________, 20__ (the “Date of Grant”).

RECITALS

A.The Corporation has adopted the Resolute Energy Corporation 2009 Performance Incentive Plan, as amended (the “Plan”);

B.The Plan provides for the granting of incentive awards to eligible persons as determined by the Administrator;

C.The Administrator has determined that Participant is a person eligible to receive a cash-settled stock appreciation right award under the Plan and has determined that it would be in the best interests of the Corporation to grant the award provided for herein.

AGREEMENT

1.Grant of Stock Appreciation Rights.

(a)Grant.  The Corporation hereby grants to Participant cash-settled stock appreciation rights covering [__] shares of the Corporation’s common stock (the “Common Stock”), subject to the conditions of the Plan and this Agreement (the “Stock Appreciation Rights”).  A Stock Appreciation Right is a right to receive an amount in cash equal to the excess, if any, of the Fair Market Value of a share of Common Stock on the date on which a Stock Appreciation Right is exercised over its Base Price (such amount, the “Spread”).  The base price for the Stock Appreciation Rights granted hereby is $____ per share of Common Stock, which is the Fair Market Value of a share of Common Stock on the Date of Grant (the “Base Price”).

(b)Definition of Fair Market Value.  For purposes of this Agreement, “Fair Market Value” shall mean the last sale price for a share of Common Stock as quoted on the New York Stock Exchange (“NYSE”) or other principal stock exchange on which the Common Stock is then listed for the date in question or, if no sales of Common Stock were reported by the NYSE or other such exchange on that date, the last price for a share of Common Stock as furnished by the NYSE or other such exchange for the next preceding day on which sales of Common Stock were reported by the NYSE.  If the Common Stock is no longer listed or is no longer actively traded on the NYSE or listed on a principal stock exchange as of the applicable date, the Fair Market Value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances.

(c)Plan Incorporated.  Participant acknowledges receipt of a copy of the Plan, and agrees that, except as contemplated by Section 14 below, this award of Stock Appreciation Rights shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement.  Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.

2.Vesting and Forfeiture.

Vesting Date.  The Stock Appreciation Rights shall vest and become exercisable on the first anniversary date of grant, provided Participant continues to serve on the Corporation’s Board from the Date of Grant through the vesting date (the “Vesting Date”).  The Stock Appreciation Rights that have vested in accordance with this Section 2 are referred to herein in as “Vested SARs.”  Vesting shall be cumulative, so that once any portion of the Stock Appreciation Rights becomes vested and exercisable, it shall continue to be vested and exercisable in whole or in part, as elected by Participant from time to time, until the Stock Appreciation Rights expire in accordance with Sections 4 or 5 below, as applicable.

3.Exercise of Stock Appreciation Rights.

(a)Procedure for Exercise.  If electing to exercise all or part of the Stock Appreciation Rights, Participant shall give written notice to the Corporation of such election and of the number of Stock Appreciation Rights he or she has elected to exercise, in such form as the Administrator shall have prescribed or approved.

(b)Payment.  On the exercise of each Vested SAR, the Corporation shall deliver to Participant an amount of cash in United States Dollars equal to the Spread for each Vested SAR exercised.

4.Termination of Stock Appreciation Rights.  Each Stock Appreciation Right and all rights and privileges thereunder shall terminate and may no longer be exercised at 11:59 P.M. E.T. on ______________, 20___ (the “Expiration Date”), or, if earlier, upon the earlier to occur of (i) the forfeiture or expiration of the Stock Appreciation Right pursuant to Section 5 hereof, or (ii) the exercise of such Stock Appreciation Right pursuant to Section 3 hereof.

5.Termination of Board Service.

(a)Continuing Board Service.  Except as provided below, vesting of Stock Appreciation Rights pursuant to the foregoing schedule shall occur on a Vesting Date only if Participant continues to serve on the Corporation’s Board from the Date of Grant to such Vesting Date.  If the Participant ceases to serve on the Corporation’s Board at any time prior to the final Vesting Date, for any reason or no reason, with or without cause, except as provided below, all unvested Stock Appreciation Rights shall be forfeited immediately and automatically on the date that Participant's Board service is terminated, without payment of any consideration to Participant, and the Participant shall have no further rights with respect to such Stock Appreciation Rights.

(b)Termination for Cause. Upon termination of Participant’s Board service for “cause,” any Stock Appreciation Rights that are outstanding as of the date of such termination of employment or service (whether vested and exercisable or not) shall terminate upon the date of such termination of employment or service.  ”Cause” shall be determined in good faith by the Administrator.

(c)Death or Disability.  Notwithstanding the foregoing, all outstanding and unvested Stock Appreciation Rights shall vest effective immediately upon (i) the death of Participant or (ii) the Administrator’s determination that Participant suffers from a Disability (as defined below).  All outstanding Stock Appreciation Rights as of the date of termination of Board service shall remain exercisable for a period of one (1) year from the date of termination, and shall terminate thereafter.  For purposes of this Agreement, “Disability” means mean a physical or mental infirmity which impairs the Participant’s ability to substantially perform his or her duties on the Board for a period of 180 consecutive days.

(d)Termination other than for Cause, Death or Disability.  Upon termination of Participant’s Board service for any reason not set forth in subsections (b) or (c), any Stock Appreciation Rights that are outstanding and vested and exercisable as of the date of termination shall remain exercisable for a period of ninety (90) days from the date of termination and shall terminate thereafter. Any Stock Appreciation Rights which are not vested and exercisable as of the date of such termination of Board service shall terminate upon the date of such termination of Board service.

(e)Death Following Termination of Board Service. In the event Participant dies after terminating Board service but prior to the expiration of the applicable post-termination exercise period described in subsection (c) or (d) above, then Participant’s heirs or beneficiary(ies) as determined pursuant to Section 7 below shall be entitled to exercise the then-outstanding Stock Appreciation Rights for a period of one (1) year following the date of death.

(f)No Extension Beyond Expiration Date. Notwithstanding anything above to the contrary, neither Participant nor any person claiming under or through Participant shall be permitted to exercise any portion of the Stock Appreciation Rights after the Expiration Date.

6.Change in Control Event.  The provisions of Section 7.3 of the Plan shall apply upon the occurrence of a Change in Control Event.

7.Issuance and Limits on Transferability.  Participant’s rights hereunder shall not be transferable except by will or the laws of descent and distribution or pursuant to a beneficiary designation, or as otherwise permitted by Section 5.7 of the Plan.  No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of Participant.  Any purported assignment, alienation, pledge, attachment, sale, transfer or other encumbrance that does not satisfy the requirements of this Agreement and the Plan shall be void and unenforceable against the Corporation.

8.No Rights.  The Stock Appreciation Rights evidenced by this Agreement shall be unfunded and unsecured obligations of the Company.  In no event shall the Participant have the right to any specific assets of the Company, and Participant shall be treated as a general, unsecured creditor of the Company with respect to any amount that may be earned by Participant hereunder.

9.[Reserved.]

10.Authority of Administrator.  In making any decisions or taking any actions with respect to the matters covered by this Agreement, the Administrator shall have all of the authority and discretion, and shall be subject to all of the protections, provided for in the Plan.  All decisions and actions by the Administrator with respect to this Agreement, including the determination of Fair Market Value, shall be made in the Administrator’s discretion and shall be final and binding on the Participant.

11.Binding Effect.  This Agreement shall bind Participant and the Corporation and their beneficiaries, survivors, executors, administrators and transferees.

12.No Right to Continued Board Service.  The Participant acknowledges and agrees that, notwithstanding the fact that the vesting of the Stock Appreciation Rights is contingent upon his or her continued service on the Corporation’s Board, this Agreement does not constitute an express or implied promise of continued Board service or confer upon the Participant any rights with respect to continued Board service to the Corporation.

13.Applicable Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.

14.Conflicts and Interpretation.  In the event of any conflict between this Agreement and the Plan, this Agreement shall control.  In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Administrator has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

15.Amendment.  The Corporation may modify, amend or waive the terms of the Stock Appreciation Right award, prospectively or retroactively, but no such modification, amendment or waiver shall impair the rights of Participant without his or her consent, except as required by applicable law, NYSE or stock exchange rules, tax rules or accounting rules.  Prior to the effectiveness of any modification, amendment or waiver required by tax or accounting rules, the Corporation will provide notice to Participant and the opportunity for Participant to consult with the Corporation regarding such modification, amendment or waiver.  The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

16.Code Section 409A.  It is the intent of the parties that this Agreement be exempt from the requirements of Section 409A of the Code, and this Agreement shall be interpreted accordingly.

17.Participant’s Acknowledgments.  The Participant acknowledges that he or she has read this Agreement, has received and read the Plan and the Prospectus captioned Resolute Energy Corporation 2009 Performance Incentive Plan (“Information”), and understands the terms and conditions of this Agreement, the Plan and the Information.

18.Rights as a Stockholder.  Neither Participant nor any person claiming under or through Participant shall be, or have any of the rights or privileges of, a stockholder of the Corporation with respect to the Stock Appreciation Rights.

19.Notice.  Any notice to be given to the Corporation under the terms of this Agreement shall be addressed to the Corporation, in care of the Secretary, at 1700 Lincoln, Suite 2800, Denver, Colorado 80203, or at such other address as the Corporation may designate in writing to Participant.  Any notice to be given to Participant shall be addressed to Participant at the address set forth beneath his signature below, or at any other address as Participant may designate in writing to the Corporation.

IN WITNESS WHEREOF, the parties have executed this Cash-Settled Stock Appreciation Right Grant Agreement (Non-Employee Directors) as of the date first written above.

RESOLUTE ENERGY CORPORATION

By:
Name: James M. Piccone
Title: President

PARTICIPANT

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